Exhibit 99.1

ChemoCentryx Reports Second Quarter 2020 Financial Results and Recent Highlights

— U.S. New Drug Application (NDA) submitted for avacopan in ANCA-associated vasculitis —

— Balance sheet bolstered with $325.7 million in net proceeds from June follow-on offering; total cash, cash equivalents and investments greater than $500 million at end of Q2 —

— Topline data from AURORA trial in Hidradenitis Suppurativa (HS) expected early Q4; C3 Glomerulopathy (C3G) ACCOLADE trial topline data YE 2020 —

— Novel orally administered checkpoint inhibitor CCX559 for next generation cancer treatment to enter clinical development in H1 2021 —

— Conference call today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., August 10, 2020 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced financial results for the second quarter ended June 30, 2020 and provided an overview of the Company’s recent corporate highlights.

“A major milestone was accomplished recently with the filing of the NDA for avacopan for the treatment of ANCA-associated vasculitis with the U.S. FDA,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “This is one more crucial step toward achieving our unwavering goal of changing the treatment paradigm for people now enduring this organ-threatening and life-endangering disease. ANCA vasculitis patients have waited too long for new therapy; it is our goal to make sure that wait is not in vain.”

“We are also ever closer to realizing avacopan’s potential as a pipeline-in-a-drug with upcoming readouts in HS and C3G expected later this year. We will not stop there. The innovation seen in such new pipeline assets as CCX559, our novel orally administered checkpoint inhibitor for next generation cancer treatment, has real potential to fuel future growth and create significant value. I believe that we are poised to achieve our ultimate mission to be a fully integrated and self-sustaining enterprise that provides better therapies for previously neglected, underserved patient needs. And the $325.7 million in net proceeds from our successful June equity follow-on offering, coupled with our already healthy cash reserves, provides the capital to get us there.”

Key Highlights

•

Filed the New Drug Application (NDA) for avacopan in the treatment of ANCA-associated vasculitis in July. The Company’s NDA submission is supported by the results of its pivotal Phase III ADVOCATE trial, which demonstrated statistical superiority in sustaining remission at 52 weeks in the avacopan group compared to the prednisone group. In the trial, the avacopan group also showed significantly lower glucocorticoid toxicity, greater improvement in kidney function and greater improvement in health-related quality of life measures compared to the prednisone group. Finally, avacopan demonstrated favorable safety results in this serious and life-threatening disease, with fewer subjects having serious adverse events in the avacopan group than in the prednisone group.

•

Presented additional data from the ADVOCATE trial were selected for oral plenary presentations in June at the leading European rheumatology and nephrology conferences: EULAR (European League Against Rheumatism) and ERA-EDTA (European Renal Association - European Dialysis and Transplant Association).

•

Presented data at the American Association for Cancer Research (AACR) meeting in June, demonstrating that the Company’s orally administered checkpoint inhibitors led to marked inhibition of PD-1/PD-L1 interaction and signaling in vitro and potent anti-tumor effects in animal models. The Company has identified its orally administered checkpoint inhibitor, CCX559, as a candidate for next generation cancer treatment and plans to initiate clinical studies in the first half of 2021.

•

Completed enrollment in May 2020 of more than 400 patients in the Company’s AURORA Phase IIb clinical trial of avacopan for the treatment of the chronic disabling skin disease Hidradenitis Suppurativa (HS). Topline data from AURORA are now expected early in the fourth quarter of 2020, a modest delay caused by the resurgence of COVID-19 impacting certain sites where we have been conducting this trial.

•

Strengthened the balance sheet with $325.7 million in net proceeds from a successful equity follow-on offering, including full exercise of the underwriters’ option to purchase additional shares. Proceeds from the offering will be used to support the anticipated commercial launch of avacopan in ANCA vasculitis; avacopan lifecycle management, including expansion into additional indications and formulation development; and development of additional drug candidates, including CCX559.

•	Reported cash, cash equivalents and investments exceeded $504.6 million at June 30, 2020.

Second Quarter 2020 Financial Results

Revenue was $49.4 million for the second quarter of 2020, compared to $7.2 million for the same period in 2019. The increase in total revenue from 2019 to 2020 was primarily due to the acceleration of revenue recognition associated with the CCX140 agreement with Vifor. Following the decision to discontinue development of CCX140 in FSGS, $46.7 million of deferred revenue was recognized as contract revenue. This increase was partially offset by lower costs incurred due to the completion of the avacopan ADVOCATE Phase III pivotal trial in 2020.

Research and development expenses were $18.8 million for the second quarter of 2020, compared to $17.6 million for the same period in 2019. The increase from 2019 to 2020 was primarily attributable to the completion of patient enrollment of the avacopan AURORA Phase IIb clinical trial in patients with HS, professional fees associated with the preparation of our NDA submission for avacopan for the treatment of ANCA vasculitis and higher research and drug discovery expenses, including those tied to the advancement of CCX559, the Company’s orally administered checkpoint inhibitor. These increases were partially offset by lower expenses due to the completion of the avacopan ADVOCATE Phase III pivotal trial in 2020 and the CCX140 LUMINA-1 Phase II clinical trial in 2019.

General and administrative expenses were $10.3 million for the second quarter of 2020, compared to $5.6 million for the same period in 2019. The increase from 2019 to 2020 was primarily due to higher employee-related expenses, including those associated with our commercialization planning efforts, and higher professional fees.

Net income for the second quarter of 2020 was $20.3 million, compared to net loss of $15.2 million for the same period in 2019.

Total shares outstanding at June 30, 2020 were approximately 68.8 million shares.

Cash, cash equivalents and investments totaled $504.6 million at June 30, 2020, including the $325.7 million in net proceeds from the June 2020 equity follow-on offering of common stock.

Conference Call and Webcast

The Company will host a conference call and webcast today, August 10, 2020 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial (877) 303-8028 (Domestic) or (760) 536-5167 (International). The conference ID number is 6246545. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications targeted at inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally administered therapies. ChemoCentryx’s lead drug candidate, avacopan (CCX168), successfully completed a pivotal Phase III trial in ANCA-associated vasculitis.

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the timing of the FDA’s filing decision for the Company’s NDA, the achievement of anticipated goals and milestones, whether avacopan will be approved by the FDA for the treatment of ANCA-associated vasculitis, whether avacopan will be an effective treatment in other indications such as C3G or HS, when full data analysis of LUMINA-1 and topline LUMINA-2, AURORA and ACCOLADE clinical data might become available or be released, whether CCX559 will enter clinical trials in the first half of 2021, and whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 10, 2020 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

William Slattery, Jr., Burns McClellan

212.213.0006

bslattery@burnsmc.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)
Condensed Consolidated Statements of Operations Data:

Revenue:
Collaboration and license revenue from related party	$49,283	$7,173	$55,138	$15,500
Grant revenue	157	—	310	—

Total revenue	49,440	7,173	55,448	15,500

Operating expenses:
Research and development	18,762	17,624	38,073	32,978
General and administrative	10,292	5,570	19,112	11,071

Total operating expenses	29,054	23,194	57,185	44,049

Income (loss) from operations	20,386	(16,021)	(1,737)	(28,549)
Total other income (loss), net	(119)	871	317	1,450

Net income (loss)	$20,267	$(15,150)	$(1,420)	$(27,099)

Net income (loss) per common share:
Basic	$0.32	$(0.26)	$(0.02)	$(0.49)

Diluted	$0.29	$(0.26)	$(0.02)	$(0.49)

Shares used to compute net income (loss) per common share:
Basic	63,282	58,056	62,289	55,226

Diluted	69,416	58,056	62,289	55,226

			June 30, 2020	December 31, 2019
			(unaudited)
Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments			$504,620	$202,240
Working capital			450,868	115,282
Total assets			542,044	209,083
Long-term debt, net			24,252	19,786
Accumulated deficit			(431,406)	(429,986)
Total stockholders’ equity			421,141	66,000